Exhibit 4.28

ECARX (Hubei) Tech Co., Ltd.
and
Hubei Xingji Meizu Group Co., Ltd.

Strategic Cooperation Agreement

Party A: ECARX (Hubei) Tech Co., Ltd.
Address: Building C4, Area A, Huazhong·China Communications City, Qiangwei Road, Wuhan Economic & Technological Development Zone, Wuhan City, Hubei Province
Contact: Xu Pengfei
Tel.: 18651833455

Party B: Hubei Xingji Meizu Group Co., Ltd.
Address: Meizu Technology Building, Science and Technology Innovation Coast, Tangjiawan Town, Xiangzhou District, Zhuhai City
Contact: Wang Jianzhi
Tel.: 15602940991

Whereas
1. Party A is a reputable provider of technological solutions tailored for the automotive industry. By actively collaborating with vehicle manufacturers, it is committed to spearheading the transformation of the automotive industry towards a fully electric future and catalyzing substantial industry restructuring endeavors. In response to the new automotive platform crafted by vehicle manufacturers, ECARX is dedicating significant resources towards developing a robust full-stack solution, which comprises a central computing platform, SoC, and software, aiming at continually improving the in-car experience for customers.
2. Party B and its affiliates are pioneering tech enterprises in China, specializing in innovative technological life products and software ecosystem services. With deep expertise in intelligent terminal design, hardware supply chain management, mobile operating systems, and

Internet ecosystem operations, they have adopted a comprehensive development strategy focusing on "mobile + IoT" and "hardware + software ecosystem." As of now, the Flyme system has served nearly 100 million users, earning a positive industry reputation and significant market influence.
"Flyme Auto" is the project established by Party B and its affiliates for the automotive intelligent cockpit solution (hereinafter referred to as the "Project"). ECARX (Hubei) Tech Co., Ltd. (Hereinafter referred to as "ECARX" or "Party A") and Hubei Xingji Meizu Group Co., Ltd. (Hereinafter referred to as "Xingji Meizu" or "Party B"), through friendly consultation, have reached the following strategic cooperation agreement based on the principles of voluntary, equality, mutual benefit, honesty, trustworthiness, and collaborative development:
Ⅰ. Aim
1.Party A and Party B hereby agree to establish a strategic cooperation relationship on the Flyme Auto intelligent cockpit solution. Both parties commit to leverage their respective industry strengths, consolidate resources, and achieve synergistic benefits through mutually advantageous cooperation.
2.ECARX is expected to maximize its strengths in vehicle-end development, delivery, and automotive industry promotion, while Xingji Meizu is encouraged to leverage its expertise in intelligent terminal manufacturing, Flyme OS, Internet ecosystem, and human-machine interaction design, in order to foster mutual complementarity between the parties, enhance collaboration efficiency, and jointly facilitate the development of the Flyme automotive intelligent cockpit solution, including Flyme Auto and Flyme Auto Service (referred to as "FAS").

3.The agreement is a strategic cooperation agreement and acts as a guiding document for the long-term collaboration between both parties and the basis for future agreements. Specific business matters under the strategic agreement may be further detailed in separate business agreements. In the event of any inconsistencies between the provisions of the strategic agreement and any business agreement, the provisions of the business agreement shall prevail. Matters not addressed in the business agreement shall be governed by the strategic agreement.
4.Unless otherwise agreed upon in writing, each party shall bear the costs and expenses incurred in the assessment, negotiation, and signing of cooperative business under the strategic agreement on their respective side.
Ⅱ. Purpose
Both Party A and Party B will work together to enhance their strengths, pool resources, and collaboratively innovate on application products and system solutions based on the Flyme Auto intelligent cockpit solution, leading the development of automotive intelligent cockpit technology.
Ⅲ. Work Division
In order to leverage the strengths of both parties, the responsibilities of Party A and Party B are as follows upon negotiation:
1．Both parties agree to share their premium resources within their respective domains, aiming to synergize their efforts in the cooperative business and mutually drive business development. Furthermore, they commit to integrating their individual strengths and resources based on the principles of mutual understanding, trust, and support, ensuring a mutually beneficial collaboration.

2．Both parties shall collaborate on the research, development, adaptation, experience enhancement, optimization, iterative refinement, scenario exploration and other innovative developments of the Flyme Auto intelligent cockpit solution, leveraging Party A's chip technology platform and Party B's extensive research and development expertise in mobile terminal systems (such as Flyme OS).
3．Party A is responsible for providing the foundational technical architecture of the in-vehicle chip platform, including vehicle control open APIs, middleware, toolchains, and standard specifications, to achieve seamless integration of foundational vehicle control and peripheral capabilities, delivering a solution with stable and efficient foundational vehicle control capabilities.
4．Party B and its affiliates are responsible for defining the product scope of the Flyme Auto intelligent cockpit solution, designing HMI, establishing connectivity between in-car systems and mobile devices (or other electronic products provided by Party B), developing the in-car system Internet ecosystem, optimizing the performance and dynamic effects of Flyme Auto, and conducting HMI restoration, and carrying out research and design work of other aspects.
5．Party B and its affiliates shall extract various capabilities SDKs, code, and toolchains based on Flyme Auto to create FAS. Party A, based on its own experience or customer requirements, may independently integrate new capabilities into FAS (such as voice recognition, Carplay, and Android Auto) to finally create saleable FAS products, with the dominant authority over product scope, and pricing of the FAS product owned by Party A.
6．The work outlined in Article 3.3 to Article 3.5 above reflects the strategic allocation of responsibilities between both parties. Throughout the collaboration, both parties may formalize agreements via written contracts or other official means on the allocation of development work, scheduling progress, and other related matters. In cases where one party requires support or participation in the development work assigned to the other party, the ownership of intellectual property rights for the development outcomes shall be subject to the provisions outlined in Article 4 of the agreement.
7．Both parties agree that, under the strategic cooperation framework agreement, in order to facilitate the marketing of the Flyme Auto intelligent cockpit solution with greater flexibility, each party may provide the other with its research and development outcomes (including finished and semi-finished products) in source code format. Both parties shall enter into separate agreements concerning the disclosure, confidentiality, and licensing of the source code, with mutually agreed-upon terms regarding licensing fees, methods, scope, and duration.
8．Both parties agree that, during the strategic cooperation period, each party shall establish a dedicated team responsible for the product development, testing, maintenance, and operation of the Flyme Auto intelligent cockpit solution. Party B shall maintain the ongoing product competitiveness of Flyme Auto and Flyme Auto Service.
Ⅳ. Intellectual Property
1. During the cooperation, the intellectual property and other rights (including but not limited to copyright, patent rights, patent application rights, etc.) of the research and development outcomes independently developed by one party for this project (including but not limited to software source code, binary code, technical architecture, technical implementation solutions, proprietary APKs, system resource images, etc.) shall be solely owned by the developing party. Other research and development outcomes not covered by this clause shall be subject to separate negotiation between both parties. Both parties agree that specific agreements signed separately for specific projects shall prevail in the event of any conflicting provisions. Without prior written permission from the rights holder, either party shall not use the research and development results of the other party (including for internal use or providing to third parties), nor shall they disclose, provide, license, or authorize the use of such outcomes to any third party. For the avoidance of doubt, the trademark rights and trademark application rights for Flyme Auto and Flyme Auto Service are exclusively owned by Party B and its affiliates. Party A is entitled to use the aforementioned trademarks and logos for promoting and selling the Flyme Auto intelligent cockpit solution in the automotive sector, as stipulated in Article 5.1 of the agreement. When using these trademarks, Party A shall adhere to Party B's trademark usage guidelines and shall not modify, alter, or combine Party B's trademarks or logos with other identifiers without Party B's prior written consent. Any materials containing Party B's trademarks or logos may only be published by Party A after obtaining Party B's written confirmation.
2. Any intellectual property independently developed, acquired or owned by one party before the cooperation shall remain the sole property of that party. Both Party A and Party B hold proprietary rights to their respective software and platforms. Without explicit written license from the rights holder, neither party is allowed to modify, alter, perform secondary development, derive, split, reverse engineer, decompile the technology and programs of the other party, or engage in any other activities that may infringe upon the proprietary rights of the other party.
3. Unless otherwise stipulated by both parties, if the cooperative development of the Flyme Auto intelligent cockpit solution involves the utilization of third-party technological achievements (including but not limited to software, algorithms, source code, SDKs, APKs, API interfaces, etc.), the involved parties shall ensure that it has obtained full license from these third parties and guarantee that both Party A and Party B are entitled to use the third-party technology outcomes for the development, commercial promotion, implementation, license, and other purposes related to the Flyme Auto intelligent cockpit solution as described in the agreement.
4.Unless otherwise agreed upon by both parties, each party is responsible for any losses incurred due to infringement disputes or claims related to their own intellectual properties ("proprietary intellectual properties") or those provided/licensed for use by the other party. In the event that either party encounters infringement disputes or claims resulting from the project cooperation or the utilization of the other party's proprietary intellectual properties, it is imperative to promptly notify the other party, particularly if such issues pertain to the other party's proprietary intellectual properties. The party owning or providing the intellectual properties shall take the lead in handling disputes, including but not limited to infringement defense and litigation responses, while the other party shall cooperate in resolving the disputes. The party owning or providing the intellectual property rights shall be responsible for compensating the other party for any direct losses, reasonable expenses, or costs incurred as a result of these disputes.
5.Despite the aforementioned agreement, disputes and compensations arising from infringement due to essential patents related to the licensed object shall be subject to a separate licensing agreement signed by both parties regarding the licensed object.
Ⅴ. Business Model
1．Party B agrees to grant priority license to Party A for the application, promotion, and sales rights of the Flyme Auto intelligent cockpit solution in the automotive sector. Both Party A and Party B shall discuss and negotiate the commercialization model of the project outcome (Flyme Auto intelligent cockpit solution), and enter into a separate written agreement to formalize terms related to the implementation, license, fees, and other relevant aspects associated with the project outcome. Party A shall remunerate Party B with reasonable consideration as stipulated in a separate written agreement mutually executed by both parties. Should one party require the use of the other party's proprietary intellectual property, it shall compensate the other party with a fair licensing fee. Should Party B intend to transfer its exclusively owned intellectual property that is integral to this project during the specified licensing period outlined in the aforementioned written agreement, Party A shall have the preemptive right to acquire such property at an equivalent price and under identical terms.
2．Both parties are obligated to prioritize recommending each other's products under equal conditions when exploring the market, and shall inform each other of actual business opportunities and provide necessary support when assistance is required to expand business opportunities.
3．Both parties shall spare no efforts to maximize the brand value of Flyme Auto through coordinated publicity and co-marketing, following their respective brand promotion schedules.
4．Within 3 business days of signing the agreement, both parties shall enter into a separate written licensing agreement (referred to as the "Licensing Agreement") to specify the scope of license, payment of licensing fees, and other detailed terms related to the license.
Ⅵ. Confidentiality
1．Confidential information refers to the agreement, the facts of the contract between the parties, and all technical and non-technical information of either party disclosed to or accessed by the other party during cooperation in this project, including but not limited to the content of the agreement, software source code, binary code, technical architecture, technical implementation plans, product materials (such as product requirement documents (PRD), HMI documents, interactive UI documents, visual UE documents, animation and audiovisual files, etc.), product plans, pricing, financial and marketing plans, business strategies, customer information, customer data, research and development, software and hardware, API application data interfaces, technical specifications, designs, special formulas, special algorithms, etc.
2．Confidential information excludes: (a) information that becomes public knowledge without the licensee's fault; (b) information lawfully obtained from a third party who possesses it legitimately; (c) information developed independently without reliance on the confidential information.
3．Both parties agree to keep the aforementioned confidential information of the other party confidential and shall impose strict confidentiality obligations on employees who have access to such information under this clause. The receiving party shall not disclose the confidential information to third parties unless compelled by law enforcement agencies or unless the information has already become publicly available.
4．Both parties recognize the confidential information involved in this project as crucial assets and key proprietary data. Both parties agree to exert maximum effort to safeguard the confidential information from disclosure. In the event of any unauthorized disclosure, both parties shall collaborate and take all reasonable measures to prevent or mitigate any resulting harm.
5．Both parties guarantee the confidentiality of all information related to this cooperation, including but not limited to intentions for cooperation, business policies, and the contents of the agreement.

Without written permission from both parties, neither party shall disclose the aforementioned confidential information to any third party (including but not limited to customers, partners, and competitors).
6．Notwithstanding any conflicting provisions in the agreement, when the receiving party is required by the U.S. Securities and Exchange Commission, NASDAQ Stock Exchange, Hong Kong Exchanges and Clearing Market, or other applicable securities laws, listing rules, etc., to submit the agreement and the matters related to cooperation between both parties to the relevant regulatory authorities or make disclosures, then the receiving party is exempt from the confidentiality obligations in this clause and does not need the consent of the disclosing party. However, the receiving party agrees to notify the disclosing party in advance of the proposed disclosure content, provided that it does not violate any relevant applicable laws and listing rules.
7．This provision remains valid notwithstanding the termination or rescission of the agreement. The confidentiality clause shall remain legally binding during the collaboration period and for a period of 2 years after termination. The confidentiality period for the source code is permanently effective. In case of violation, the breaching party shall be liable for all losses incurred by the non-breaching party as a result.
Ⅶ. Special Provisions
1．Both parties may negotiate the specific details of business cooperation based on the strategic agreement. A specific project cooperation agreement will be signed covering the service content, execution methods, work division, and other related matters of the cooperation project. The strategic agreement, along with the specific project cooperation agreement, constitutes an indivisible whole and serves as the legal documents for the collaboration between Party A and Party B.
2．Without the prior written consent of both parties, neither party shall directly or indirectly publish any cooperation information related to the other party through any means, media or publicity channels, including but not limited to official websites, newspapers, promotional materials, radio, television, magazines and personal social media. Cooperation information includes, but is not limited to, the collaborative relationship between both parties, the scope of cooperation, amounts of cooperation, ongoing cooperation projects, customer information, ongoing or potential negotiations between the parties, or the possibility of entering into, having entered into, or terminating any form of cooperation.
Ⅷ. Validity and Term of the Agreement
1．The agreement shall come into effect and become valid upon the affixing of the official seal or special seal for contractual uses by both parties, with a duration of three years.
2．The agreement may be terminated in advance under the following circumstances:
（1）Both parties reach a mutual agreement in writing to terminate the agreement in advance. The agreement shall be terminated from the date of the mutual agreement.
（2）Either party enters into bankruptcy proceedings or liquidation procedures, the other party has the right to terminate the agreement in advance. The agreement shall be terminated from the date of notification issued by the terminating party.
（3）Either party is closed down, penalized, or subjected to compulsory execution, making it difficult to continue fulfilling the agreement, the other party has the right to terminate the agreement in advance. The agreement shall be terminated from the date of notification by the terminating party.
3．Either party breaches the terms of the agreement, the other party reserves the right to notify the breaching party for rectification in writing through email. The breaching party shall take appropriate measures to correct the breach within 60 days of receiving the notice from the non-breaching party. Failure to rectify the breach within the specified period entitles the non-breaching party to unilaterally terminate the agreement.
4．The early termination or expiration of the agreement shall not affect the legal validity of any specific business contracts signed before the termination or expiration.
Ⅸ. Others
1．The establishment, execution, interpretation, and resolution of disputes of the agreement shall be governed by the laws of the People's Republic of China.
2．In the event of any disputes arising from the execution of the agreement, the parties shall first seek resolution through amicable negotiation. If the negotiation fails, either party may initiate legal proceedings in the people's court with jurisdiction over the location of the defendant.
3．The agreement is in duplicate, with each party retaining one copy, and each copy shall have equal legal validity.
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(This page is intentionally left blank, signifying the signature page of the Strategic Cooperation Agreement between ECARX (Hubei) Tech Co., Ltd. and Hubei Xingji Meizu Group Co., Ltd.)

Party A (Seal): ECARX (Hubei) Tech Co., Ltd.
Legal representative or authorized representative (Signature):
/s/ Shen Ziyu
Signed on: 2023.11.15

Party B (Seal): Hubei Xingji Meizu Group Co., Ltd.
Legal representative or authorized representative (Signature):
/s/ Peng Fan
Signed on: 2023.11.15
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